Exhibit 4.4A





RESOLVED FURTHER:  That, effective June 10, 1997, Section  2
(b)  of  the  Stock  Plan  for Employees  and  Directors  of
Littelfuse, Inc. be amended to increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 500,000 to 1,000,000 shares to reflect the Stock Dividend and that the number of shares of Common Stock which shall be reserved from issuance thereunder be increased to 1,000,000 shares.